Exhibit 23(b)


INDEPENDENT AUDITORS' CONSENT




We consent to the use in this Annual Report on Form 10-K of Western Resources, Inc. for the year ended December 31, 1994 of our report dated January 29, 1993 appearing in the Annual Report on Form 10-K of Kansas Gas and Electric Company for the year ended December 31, 1994.




DELOITTE & TOUCHE LLP


Kansas City, Missouri
March 28, 1995